EXHIBIT 99.1
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Acquisition of Grupo TFM and VAT/Put Settlement
April 1, 2005 — Acquisition Agreement. On December 15, 2004, Kansas City Southern (“KCS” or the “Company”) entered into the Amended and Restated Acquisition Agreement (the “Acquisition Agreement”) with Grupo TMM, S.A. (“Grupo TMM”) and other parties by which KCS would acquire control of TFM, S.A. de C.V. (“TFM”) through the purchase of shares of common stock of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (“Grupo TFM”) (the “Acquisition”). At the time of the Acquisition, Grupo TFM held an 80% interest in TFM and all of the shares of stock with full voting rights of TFM. The remaining 20% economic interest in TFM was owned by the Mexican government in the form of shares with limited voting rights.
Under the terms of the Acquisition Agreement, KCS acquired all of TMM’s 48.5% effective interest in Grupo TFM on April 1, 2005 for $200.0 million in cash, 18 million shares of KCS common stock, and two-year promissory notes in the aggregate amount of $47.0 million (the “Escrow Notes”), as well as $27.0 million in transaction costs for a total purchase price of $590.0 million. Both the $200.0 million cash and the 18 million shares of KCS common stock were exchanged at closing. The $47.0 million Escrow Notes are subject to reduction pursuant to the indemnification provisions of the Acquisition Agreement for certain potential losses related to breaches of certain representations, warranties, or covenants in the Acquisition Agreement or claims relating thereto, or under other conditions specified in the Indemnity Escrow Agreement, ancillary to the Acquisition Agreement.
In exchange for the purchase price of $590.0 million, KCS acquired 48.5% of Grupo TFM (or 38.8% of TFM) with a historical book value of $390.0 million. On a preliminary basis, the excess of purchase price over the historical book value of the assets acquired resulted in a net increase in the basis of the assets of approximately $180.0 million.
Significant components of the initial $180.0 million adjustment to reflect fair value are as follows:

Increase in property and equipment	$35.1
Increase in concession assets	294.4
Increase in deferred income tax liability	(82.6)
Reduction of deferred tax asset related to employee statutory profit sharing	(22.5)
Reduction of other current and noncurrent assets	(44.4)

Net Adjustment	$180.0

The allocation of the purchase price above reflects preliminary estimates to various amounts which are subject to change as the Company obtains additional information relating to the fair values of assets and liabilities of Grupo TFM. The preliminary purchase price allocation reflects $11.5 million relating to estimated severance and relocation costs. The preliminary allocation of the purchase price described above did not include any amounts related to pre-acquisition contingencies regarding the VAT/Put Settlement, discussed in the following paragraphs.
September 12, 2005 Completion of VAT/Put Settlement. On September 12, 2005, the Company and its subsidiaries, TFM and Grupo TFM, along with Grupo TMM, entered into a settlement agreement with the Mexican government, resolving the controversies and disputes between the companies and the Mexican government concerning the payment of a Value Added Tax (“VAT”)

refund to TFM and the obligation to purchase the remaining shares of TFM owned by the Mexican government (the “VAT/Put Settlement”). As a result of the VAT/Put Settlement, KCS and its subsidiaries now own 100% of Grupo TFM and TFM shares; the potential obligation of KCS, Grupo TFM and Grupo TMM to acquire the Mexican government’s remaining 20% ownership of TFM has been eliminated; and the legal obligation of the Mexican government to issue the VAT refund to TFM has been satisfied. There was no cash exchanged between the parties to the VAT/Put Settlement Agreement. In addition, the parties entered into mutual releases of all existing and potential claims relating to the VAT refund and the Put obligation, and entered into an agreement to dismiss all of the existing litigation between the parties.
The VAT/Put Settlement had two separate impacts — first, the resolution of a preacquisition contingency related to the April 1, 2005 transaction and second, TFM’s acquisition of the minority interest held by the Mexican government.
Resolution of pre-acquisition contingencies
Both the VAT refund claim and the Mexican government’s put rights were pre-acquisition contingencies, accordingly the impact of the acquired asset and the resulting liability have been reflected as adjustments to the preliminary purchase accounting described above. Because there is no market for Grupo TFM stock, management assessed the fair value of the government’s shares acquired in the settlement to be properly estimated as the pro rata equivalent of the fair value of Grupo TFM stock, paid to Grupo TMM under the Acquisition Agreement. Based on this assessment, the fair value of the Mexican government’s shares was determined to be $305.5 million.
Under the terms of the Acquisition Agreement, KCS acquired Grupo TMM’s 51% interest in the VAT refund claim as settled. Accordingly, the preliminary purchase accounting for the Grupo TFM acquisition has been adjusted to reflect as an asset the fair value of the acquisition of Grupo TMM’s proportionate share of the VAT refund claim of $155.8 million.
In accordance with the Acquisition Agreement, a contingent payment of additional purchase price of $110.0 million became payable to Grupo TMM as a result of the VAT/Put Settlement which will be settled in three parts: (i) $35.0 million in stock (shares to be determined based on the volume weighted average price (the “VWAP”) 20 days prior to the settlement with Grupo TMM); (ii) $35.0 million in cash at time of final closing of the transaction; and (iii) an additional $40.0 million in stock (shares to be determined based on the VWAP 20 days prior to the settlement with Grupo TMM) payable no more than five years from the final closing date. The liability is non-interest bearing, therefore, it has been recorded at its present value based on a 5.0% discount rate, consistent with the stated rate of similar interest bearing notes in the Acquisition Agreement. Accordingly, at September 30, 2005 the Company has recorded as other current liability $68.3 million to be settled in 180 days and $31.2 million as other non-current liability to be settled in 5 years.

The resolution of these pre-acquisition contingencies results in the following adjustments to the preliminary purchase accounting (in millions):

Increase in VAT Receivable	$155.8
Increase in obligation payable to Grupo TMM	(99.5)
Decrease in property and equipment	(51.4)
Decrease in deferred income tax liability	14.9
Decrease in goodwill	(19.8)

Net Adjustment	$—

The remaining fair value of the Mexican government’s shares obtained in the VAT/Put Settlement, approximately $131.9 million, is attributable to the previously existing 49% KCS interest in Grupo TFM and has been recorded as nonoperating income and is presented net of applicable legal, consulting and other fees of approximately $17.8 million which became payable on successful completion of the VAT/Put Settlement. All Mexican income taxes on the VAT were paid as part of the VAT/Put Settlement. The income generated by the VAT/Put Settlement is not taxable for U.S. income tax purposes unless repatriated.
TFM Acquisition of Mexican government Shares
In connection with the VAT/Put Settlement, the acquisition of the Mexican government’s interest was accounted for as a purchase. The aggregate carrying value of $375.6 million for the Mexican government shares exceeded the estimated fair value of this interest of $305.5 million representing the purchase price. The excess of carrying value over the purchase price (fair value of the VAT refund claim) of the assets resulted in a net decrease in the basis of the assets of approximately $70.1 million.
Significant components of the distribution of the $70.1 million adjustment to reflect fair value are as follows:

Decrease in property and equipment	$(6.4)
Decrease in concession assets	(51.0)
Decrease in deferred income tax liability	28.8
Decrease in other current and non-current assets	(26.6)
Increase in other non-current liabilities	(14.9)

Total	$(70.1)

The allocation of the purchase price above reflects preliminary estimates to various amounts which are subject to change as the Company obtains additional information relating to the fair values of assets and liabilities of Grupo TFM.
Acquisition of Mexrail. On November 29, 2004, the Surface Transportation Board (“STB”), a federal regulatory agency responsible for reviewing proposed railroad mergers (among providing other regulatory oversight to the railroad industry), approved our application for authority to exercise common control over Kansas City Southern Railway (“KCSR”), Gateway Eastern Railway and the Texas Mexican Railway (“Tex-Mex”) in connection with our purchase from TFM of 51% of the outstanding shares of Mexrail, the owner of 100% of the shares of Tex-Mex, on August 16, 2004. STB approval became effective on December 29, 2004. The shares of Mexrail that were held in trust pending STB approval were transferred to us by the trustee, and we assumed control of Mexrail on January 1, 2005. Through the combination of the Acquisition

Agreement and the VAT/Put Settlement (each of which are described above), we now own, directly or indirectly, all of the shares of Mexrail.
Pro Forma Presentation.
Given the timing of the three transactions, the acquisition of Mexrail effective January 1, 2005; the completion of the Acquisition Agreement and related fair value adjustments effective April 1, 2005; and finally, the VAT/Put Settlement and related fair value adjustments completed September 12, 2005, the pro forma condensed consolidated income statements for the year ended December 31, 2004 and for the nine months ended September 30, 2005 include the appropriate adjustments to reflect the impact of each of these transactions as if they were completed effective January 1, 2004 and January 1, 2005, respectively. Given the complexity of the transactions, following is a brief discussion of the content of the pro forma condensed consolidated financial statements presented herein.
The December 31, 2004 pro forma condensed consolidated income statement includes the effects of:
•	The consolidation of Mexrail as a wholly-owned subsidiary as if the transaction had occurred January 1, 2004. Prior to August 16, 2004 Mexrail was included in the consolidated results of Grupo TFM. Prior to transfer of control from the trustee, Mexrail was accounted for as an equity method investment by KCS. Accordingly, the pro forma effect of the Mexrail transaction is the consolidation of Mexrail’s results for the period from August 17, 2004 through December 31, 2004.

•	The consolidation of Grupo TFM as if both the Acquisition Agreement and the VAT/Put Settlement had occurred January 1, 2004.
Because Mexrail is included in the consolidated KCS results for the nine months ended September 30, 2005, no pro forma adjustment for the results of Mexrail is required in the September 30, 2005 pro forma condensed consolidated income statement. As it relates to the consolidation of Grupo TFM as if both the Acquisition Agreement and the VAT/Put Settlement had occurred January 1, 2005, the pro forma presentation includes the pro forma effects of the Acquisition Agreement (the pro forma effect on the period from January 1, 2005 through March 31, 2005) and the VAT/Put Settlement (the pro forma effect on the period from January 1, 2005 through September 12, 2005).

Kansas City Southern
Pro Forma Condensed Consolidated Income Statement
For the Nine Months Ended September 30, 2005
(Dollars in Millions, except per share data)
(Unaudited)

		Grupo TFM
	KCS and Mexrail	Historical
	Historical and	(for period
	Grupo TFM since	1/1/05 to	Pro Forma
	April 1, 2005	3/31/05)	Adjustments		Pro Forma
Revenues	$963.9	$170.1	—		$1,134.0

Costs and expenses	854.1	122.0	1.3	(7)	977.4
Depreciation and amortization	95.3	22.1	0.2	(7)	117.6

Operating income	14.5	26.0	(1.5)		39.0

Equity in net earnings of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	(1.0)	—	1.0	(3)	—
Other	1.7	—	—	(3)	1.7
Interest expense	(90.5)	(27.4)	(0.3)	(1,2)	(118.2)
VAT/Put settlement gain, net	131.9	—	(131.9)		—
Other income (expense)	8.6	0.6	(1.4)	(2,4)	7.8

Income (loss) before income taxes	65.2	(0.8)	(134.1)		(69.7)
Income tax provision (benefit)	(12.7)	(1.1)	(1.4)	(4)	(15.2)

Income (loss) before minority interest	77.9	0.3	(132.7)		(54.5)
Minority interest	(17.8)	0.2	17.6	(8)	—

Net income (loss)	95.7	0.1	(150.3)		(54.5)
Preferred stock dividends	6.6	—	—		6.6

Net income available to Common shareholders	$89.1	$0.1	$(150.3)		$(61.1)

Basic Earnings per Common Share:

Net income available to Common shareholders	$1.18				$(0.75)

Basic Weighted Average Common shares outstanding (in thousands)	75,664		6,000	(6)	81,664

Diluted Earnings per Common share:

Net income available to Common shareholders	$1.05				$(0.75)

Diluted Weighted Average Common shares outstanding (in thousands)	92,096		(10,432)	(6)	81,664

See notes to pro forma condensed consolidated financial statements.

Kansas City Southern
Pro Forma Condensed Consolidated Income Statement
For the Year Ended December 31, 2004
(Dollars in Millions, except per share data)
(Unaudited)

	KCS	Grupo TFM	MexRail	Pro Forma		Pro
	Historical	Historical	Historical	Adjustments		Forma
Revenues	$639.5	$699.2	$23.8	$—		$1,362.5

Costs and expenses	502.5	482.4	28.9	3.5	(7)	1,017.3
Depreciation and amortization	53.5	88.4	0.9	9.6	(7)	152.4

Operating income	83.5	128.4	(6.0)	(13.1)		192.8

Equity in net earnings of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	(2.4)	—	—	2.4	(3)	—
Other	(2.1)	0.1	—	2.7	(3)	0.7
Interest expense	(44.4)	(111.4)	(0.2)	(2.5)	(1,2)	(158.5)
Debt retirement costs	(4.2)	—	—	—		(4.2)
Other income (expense)	17.6	(22.3)	(0.1)	10.8	(2,3,4)	6.0

Income (loss) before income taxes	48.0	(5.2)	(6.3)	0.3		36.8
Income tax provision (benefit)	23.6	4.7	(1.4)	0.9	(4)	27.8

Income (loss) before minority interest	24.4	(9.9)	(4.9)	(0.6)		9.0
Minority interest	—	(1.6)	—	1.6	(8)	—

Net income (loss)	24.4	(8.3)	(4.9)	(2.2)		9.0
Preferred stock dividends	8.7	—	—	—		8.7

Net income available to Common shareholders	$15.7	$(8.3)	$(4.9)	$(2.2)		$0.3

Basic Earnings per Common Share:

Net income available to Common shareholders	$0.25					$—

Basic Weighted Average Common shares outstanding (in thousands)	62,715			18,000	(6)	80,715

Diluted Earnings per Common share:

Net income available to Common shareholders	$0.25					$—

Diluted Weighted Average Common shares outstanding (in thousands)	63,983			18,000	(6)	81,983

See notes to pro forma condensed consolidated financial statements.

Kansas City Southern
Notes to Pro Forma Condensed Consolidated Financial Statements
Note 1: Indemnity Escrow
KCS promissory notes in the aggregate principal amount of $47.0 million were deposited in the Indemnity Escrow and will be held, reduced and released in accordance with the terms of the Indemnity Escrow Agreement entered into and effective as of December 15, 2004 by certain parties to the Acquisition Agreement. Based upon information currently available, KCS is not aware of any reductions that should be made pursuant to the Indemnity Escrow Agreement.
The Indemnity Escrow may be reduced, pursuant to the indemnification provisions of the Acquisition Agreement, by the amount of certain losses relating to breaches of certain representations and warranties, or any covenant or agreement of Grupo TMM, TMM Holdings, S.A. de C.V. or TMM Multimodal, S.A. de C.V. in that agreement, or any claims relating thereto, or for certain actions by certain persons that constituted a fraud or felonious criminal act or that required KCS approval under the Original Acquisition Agreement that was not obtained.
The note bears interest at a rate of 5%. Accordingly, the pro forma condensed consolidated income statements include increased interest expense of $2.4 million and $0.6 million for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.
At KCS’ option, prior to their release, KCS may convert the net amount of the promissory notes into shares of KCS common stock. Conversion of the net amount will occur at the Volume Weighted Average Price (“VWAP”) or the average trading price per share for KCS common stock on the NYSE, as reported on Bloomberg (VAP function), for the twenty (20) consecutive trading days immediately prior to a measurement date. For purposes of settling the Indemnity Escrow Note, the VWAP will be based on the 20 days prior to April 1, 2007. See additional discussion of share price sensitivity in Note 10.
Note 2: Adjustments to interest income and interest expense
In addition to the increase in interest expense related to the Indemnity Escrow Agreement described in Note 1, the pro forma condensed consolidated income statements include the following adjustments to interest income and expense.
The pro forma condensed consolidated income statements for the year ended December 31, 2004, reflect a $1.0 million reduction to interest income (included in other income and expense). This adjustment reflects the fact that, assuming the Acquisition had been consummated as of the beginning of 2004, the Company’s cash balance relating to the issuance of the convertible preferred stock would have been used to fund the $200 million payment described above, and thus, interest income relating to that cash balance would not have been realized.
Had the Acquisition been consummated as of January 1, 2004, cash would not have been applied to pay down $49.3 million of debt during December 2003 and $38.5 million during March 2004. Therefore, an adjustment has been made to the pro forma condensed consolidated income statements to increase interest expense by $3.2 million for the year ended December 31, 2004.
For the year ended December 31, 2004, the Company would have also incurred additional borrowing to fund the Acquisition and certain acquisition costs of approximately $37.5 million. Therefore, an adjustment has been made to the pro forma condensed consolidated income statements to increase interest expense by $1.5 million for the year ended December 31, 2004.

Had the VAT/Put Settlement been achieved as of January 1, 2004, the Company would have incurred an additional liability of $110.0 million for additional consideration payable to Grupo TMM. This additional liability would have resulted in additional interest expense of $5.0 million and $3.8 million at the imputed rate of 5% for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.
In connection with both the Acquisition Agreement and the VAT/Put Settlement, the Company recorded certain adjustments to the fair value of the assets and liabilities as recorded by Grupo TFM. The pro forma condensed consolidated income statement for the year ended December 31, 2004 and the nine months ended September 30, 2005 reflects a $9.2 million and $4.1 million credit to interest expense respectively.
The pro forma condensed consolidated income statement for the year ended December 31, 2004 reflects a $0.4 million reduction to interest expense and interest income (included in other income and expense). This adjustment reflects the fact that, assuming the Acquisition had been consummated as of the beginning of 2004, interest charged by KCS to Tex-Mex (a wholly-owned subsidiary of Mexrail) would have been eliminated in consolidation.
Note 3: Elimination of Equity Earnings from Grupo TFM and Mexrail
Assuming the contemplated transaction would have been consummated on January 1, 2004 the Company would have consolidated earnings of Grupo TFM and accordingly, the equity in earnings of Grupo TFM would be eliminated. The historical consolidated results of Grupo TFM include the results of Mexrail for the first seven months of 2004. Accordingly, elimination of equity in earnings of Grupo TFM includes elimination of equity in earnings of Mexrail for this same time period. Because Mexrail was not consolidated by either KCS or TFM for the historical five month period ending December 31, 2004, the pro forma adjustments reflect the elimination of equity in earnings of Mexrail.
As a result of the Mexrail transaction, TFM recognized a loss, net of tax and minority interest, of $4.2 million ($5.2 million after pro forma elimination of the minority interest) on the sale of 51% of its interest in Mexrail to KCS. Accordingly, the accompanying pro forma condensed consolidated income statement for December 31, 2004 includes the following adjustments to eliminate the loss on the Mexrail transaction: decrease in other expense of $12.2 million, decrease in tax benefit of $7.0 million.
Had the transaction been consummated on January 1, 2005, the Company would have consolidated earnings of Grupo TFM and accordingly, the equity in earnings of Grupo TFM recognized during the first quarter of 2005 would be eliminated. Because Mexrail was consolidated by KCS effective January 1, 2005, no such adjustment is necessary for Mexrail for the nine months ended September 30, 2005.
Note 4: Provision for Income Taxes / Deferred Income Taxes
The pro forma condensed consolidated income statement reflects the income tax impacts of the pro forma adjustments utilizing an income tax rate of 38.25% for the Company’s U.S. segment and 29% for the Company’s Mexico segment, but excluding any consideration of the equity earnings of Grupo TFM and Mexrail, since the Company has not previously provided a tax provision on these amounts.

Note 5: Computation of Earnings per Share
Basic earnings per share for purposes of the pro forma condensed consolidated income statements reflect pro forma consolidated net income, less dividends on the Company’s $25 par preferred stock of approximately $242,000 annually, less dividends on the Company’s $1.00 par convertible preferred stock of approximately $8.5 million annually, divided by the weighted average outstanding shares as described in Note 6 below.
Diluted earnings per share for purposes of the pro forma condensed consolidated income statements reflect pro forma consolidated net income, less dividends on the Company’s $25 par preferred stock of approximately $242,000 annually, divided by the weighted average diluted outstanding shares as described in Note 6 below.
The assumed conversion of the Company’s $1.00 par convertible preferred stock (convertible into 13,389,121 common shares) as well as liabilities related to the VAT/Put Settlement which may be settled using the Company’s common stock would have been anti-dilutive to the pro forma diluted earnings per share computations in the periods presented. Accordingly, neither the conversion of preferred shares nor the conversion of the liabilities related to the VAT/Put Settlement were assumed and these shares were not included in the pro forma diluted earnings per share computation. Total preferred dividends, including the $8.5 million annually on the Company’s $1.00 par convertible preferred stock, however, were subtracted from net income in the computation of the pro forma diluted earnings per share.
Note 6: Weighted Average Shares Outstanding
For the year ended December 31, 2004, the weighted average basic shares outstanding are calculated beginning with Company historical average basic shares of 62,715,000 plus 18,000,000 shares issued as a result of the acquisition.
For the nine months ended September 30, 2005, the weighted average basic shares outstanding are calculated beginning with Company historical average basic shares of 75,664,000 plus an additional 6,000,000 shares to reflect the impact of the additional weighted average shares which would have been outstanding had the acquisition occurred on January 1, 2005.
For the year ended December 31, 2004, the weighted average diluted shares outstanding are calculated beginning with Company historical average diluted shares of 63,983,000 plus 18,000,000 shares issued as a result of the acquisition.
For the nine months ended September 30, 2005, the weighted average diluted shares outstanding are calculated beginning with Company historical average diluted shares of 92,096,000 plus an additional 6,000,000 shares to reflect the impact of the additional weighted average shares which would have been outstanding had the acquisition occurred on January 1, 2005 less 16,432,000 shares attributable to stock options, convertible preferred stock and VAT/Put Settlement liabilities as the assumed conversion of these instruments would have had an anti-dilutive effect on the computation of pro forma dilutive earnings per share.

Note 7: Operating Expense Adjustments
In connection with the transaction, the Company has entered into a consulting agreement with JSIB with an initial term of three years. In consideration of services provided, the Consulting Firm will receive an annual fee of $3.0 million in cash. The pro forma condensed consolidated income statements for the year ended December 31, 2004 and nine months ended September 30, 2005 reflect the effect of this transaction of $3.0 million and $0.8 million as consulting expense.
Other operating expenses were affected by fair value adjustments to assets and liabilities related to the completion of the Acquisition Agreement and the VAT/Put Settlement. A description of these adjustments is as follows:
• Adjustments to rents other than car hire resulting from the effects of establishing a fair value for all of TFM’s operating leases for locomotives and freight cars. This resulted in additional pro forma expense of $10.4 million and $4.6 million for the year ended December 31, 2004 and the nine months ended September 30, 2005 respectively.

• A reduction to purchased services expense resulting from the affect of establishing a fair value for the off balance sheet locomotive maintenance agreements under purchase accounting. This resulted in a $9.2 million and $4.1 million reduction to purchased services expense.

• An increase in depreciation expense of $9.6 million and $0.2 million as a result of purchase accounting adjustments whereby the recorded values of assets were adjusted to reflect the fair value of assets acquired.

• An increase in deferred profit sharing expense $0.7 million and $0.0 million for the year ended December 31, 2004 and the nine months ended September 30, 2005 respectively, related to the change in income resulting from other pro forma adjustments
Note 8: Minority Interest
In connection with the VAT/Put Settlement, the acquisition of the Mexican government’s interest was accounted for as a purchase. Had the VAT/Put Settlement occurred on January 1, 2004 for purposes of the income statement for the year ended December 31, 2004 or on January 1, 2005 for purposes of the income statement for the nine months ended September 30, 2005, no earnings would have been attributable to the Mexican government’s interest in TFM. Accordingly, the Mexican government’s interest in the earnings and losses of TFM, reported as minority interest in the historical income statements for these periods has been eliminated.
Note 9: Additional Payments Required as a Result of the VAT/Put Settlement
In accordance with the Acquisition Agreement, a payment of additional purchase price of $110.0 million became payable to TMM as a result of the VAT/Put Settlement which will be settled in three parts: (i) $35.0 million in stock (shares to be determined based on the VWAP 20 days prior to the settlement); (ii) $35.0 million in cash at time of final closing of the transaction; and (iii) an additional $40.0 million in stock (shares to be determined based on the VWAP 20 days prior to the settlement) payable no more than five years from the final closing date.
Per the Acquisition Agreement, KCS may at its election deliver shares of KCS common stock valued at the VWAP, in lieu of any portion of the cash payment. Any such payment would constitute additional consideration for the purchase of the interests of Grupo TMM and the Mexican government in Grupo TFM and as such, would impact amounts allocable to long-lived assets, including intangibles, as presented herein. Conversion of the cash amounts stated above will occur at the VWAP 20 days prior to a measurement date.
In addition, KCS will pay to JSIB an additional $9 million as consideration for the Consulting Firm’s services to the Company in connection with the resolution of the VAT dispute and Put advisory services to the Company in connection with the advisory services to the Company relating to the VAT/Put Settlement. The contingent payment can be settled in either shares of the Company’s stock or cash at the Company’s discretion.
While it is uncertain if KCS will exercise its option to pay the full amount of the $119 million liability in shares, the number of shares that would have been issued at the September 30, 2005 VWAP of $21.79 was 5,461,221.
Impact of share price on number of shares to be issued in settlement of the $119 million contingency and Diluted EPS as Adjusted

		Diluted Earnings Per
		Share (2)
VWAP Price Range	Additional	Nine Months Ended
(dollars)	Shares (1)	September 30, 2005

$16.79	7,087,552	$(0.69)
17.79	6,689,151	(0.69)
18.79	6,333,156	(0.69)
19.79	6,013,138	(0.70)
20.79	5,723,906	(0.70)
21.79	5,461,221	(0.70)
22.79	5,221,588	(0.70)
23.79	5,002,102	(0.71)
24.79	4,800,323	(0.71)
25.79	4,614,192	(0.71)
26.79	4,441,956	(0.71)

(1)	Derived by dividing the amount of the VAT/Put Settlement payable in stock of $119.0 million by the applicable “VWAP”

(2)	Based on adjusted net income available to Common Shareholders divided by Pro Forma shares outstanding plus “Additional Shares”

Note 10: Indemnity Escrow/Share Price Sensitivity
As described in Note 1 above, the Indemnity Escrow Notes can be settled in cash or KCS shares at the discretion of KCS. Conversion of the net amount will occur at the VWAP 20 days prior to April 1, 2007. Further, the Acquisition Agreement provides for interest at an annual rate of 5% from the date of closing through the settlement date with Grupo TMM (approximately 2 years). Assuming no offsetting amounts and assuming two years of interest, the settlement amount would be $51.7 million. While it is uncertain if KCS will exercise its option to settle the notes in shares, the following table presents the number of shares at various price levels and impact on EPS as presented in the pro forma condensed consolidated financial statements.
Impact of share price on number of shares to be issued in settlement of the $51.7 million Indemnity Escrow Notes and Diluted EPS as Adjusted

		Diluted Earnings Per
		Share (2)
VWAP Price Range	Additional	Year Ended
(dollars)	Shares (1)	September 30, 2005

$16.79	3,079,214	$(0.72)
17.79	2,906,127	(0.72)
18.79	2,751,464	(0.72)
19.79	2,612,431	(0.72)
20.79	2,486,772	(0.73)
21.79	2,372,648	(0.73)
22.79	2,268,539	(0.73)
23.79	2,173,182	(0.73)
24.79	2,085,518	(0.73)
25.79	2,004,653	(0.73)
26.79	1,929,825	(0.73)

(1)	Derived by dividing the amount of the VAT/Put Settlement payable in stock of $51.7 million by the applicable “VWAP”

(2)	Based on adjusted net income available to Common Shareholders divided by Pro Forma shares outstanding plus “Additional Shares”